Filed pursuant to Rule 433

September 30, 2014

Relating to

Preliminary Prospectus Supplement dated September 30, 2014 to

Prospectus dated November 15, 2013

Registration Statement No. 333-192366

MetLife, Inc.

Final Term Sheet

$499,924,000 1.903% Series E Senior Component Debentures, Tranche 1

$499,924,000 4.721% Series E Senior Component Debentures, Tranche 2

$499,924,000 1.903% Series E Senior Component Debentures, Tranche 1

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	1.903% Series E Senior Component Debentures, Tranche 1 (“First Tranche Series E Debentures”)

Aggregate Principal Amount:	$500,000,000

Remarketed Principal Amount:	$499,924,000

Maturity Date:	December 15, 2017[1] (“First Tranche Stated Maturity”)

Pricing Date:	September 30, 2014

Settlement Date:	October 7, 2014

Interest Rate and Interest Payment Dates:

1.903% per annum from, and including, October 7, 2014. Interest on the First Tranche Series E Debentures will be paid on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2014.

On December 15, 2014, holders of record as of the close of business on December 1, 2014 of the First Tranche Series E Debentures (whether or not such day is a Business Day) will be entitled to receive a payment of accrued and unpaid interest on the principal amount of the First Tranche Series E Debentures (i) at a rate of 2.463% per annum on the Original First Tranche Series E Debentures for the period from, and including, September 15, 2014 to, but excluding, October 7, 2014 and (ii) at a rate of 1.903% per annum on the First Tranche Series E Debentures for the period from, and including, October 7, 2014 to, but excluding, December 15, 2014.

[1]	The First Tranche Series E Debentures will have an initial maturity of June 15, 2018, which, effective October 8, 2014, will be adjusted to December 15, 2017.

First Interest Payment Date following the Remarketing:	December 15, 2014

Anticipated Ratings:	S&P: A- (stable)

Moody’s: A3 (stable)

Fitch: A- (stable)

Benchmark Treasury:	UST 1% due September 15, 2017

Spread to Benchmark Treasury:	T + 75 bps

Benchmark Treasury Price and Yield:	(99-27) 1.054%

Yield to Maturity:	1.804136785%

Ranking:	Senior Unsecured

Redemption:	The Issuer will not have the right to redeem any First Tranche Series E Debentures before October 8, 2016. On and after October 8, 2016, the First Tranche Series E Debentures will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a price payable in cash equal to the “Debenture Redemption Price” calculated as described in the preliminary prospectus supplement dated September 30, 2014. Notwithstanding the foregoing, the Issuer will not exercise its right to redeem any of the First Tranche Series E Debentures prior to the First Tranche Stated Maturity.

CUSIP / ISIN:	CUSIP: 59156R BK3

ISIN: US59156RBK32

Price to the Public:	100.4559% of the remarketed principal amount (of which 0.1506% of the remarketed principal amount represents accrued and unpaid interest on the Original First Tranche Series E Debentures for the period from, and including, September 15, 2014 to, but excluding, October 7, 2014)

Remarketing Fee to Remarketing Agents:	0.25%

Remarketing Agents:	Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., UBS Securities LLC, Wells Fargo Securities, LLC, ANZ Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, MFR Securities, Inc., Samuel A. Ramirez & Company, Inc., The Williams Capital Group, L.P.

$499,924,000 4.721% Series E Senior Component Debentures, Tranche 2

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	4.721% Series E Senior Component Debentures, Tranche 2 (“Second Tranche Series E Debentures”)

Aggregate Principal Amount:	$500,000,000

Remarketed Principal Amount:	$499,924,000

Maturity Date:	December 15, 2044[2]

Pricing Date:	September 30, 2014

Settlement Date:	October 7, 2014

Interest Rate and Interest Payment Dates:	4.721% per annum from, and including, October 7, 2014. Interest on the Second Tranche Series E Debentures will be paid on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2014.

[2]	The Second Tranche Series E Debentures will have an initial maturity of June 15, 2045, which, effective October 8, 2014, will be adjusted to December 15, 2044.

On December 15, 2014, holders of record as of the close of business on December 1, 2014 of the Second Tranche Series E Debentures (whether or not such day is a Business Day) will be entitled to receive a payment of accrued and unpaid interest on the principal amount of the Second Tranche Series E Debentures (i) at a rate of 2.463% per annum on the Original Second Tranche Series E Debentures for the period from, and including, September 15, 2014 to, but excluding, October 7, 2014 and (ii) at a rate of 4.721% per annum on the Second Tranche Series E Debentures for the period from, and including, October 7, 2014 to, but excluding, December 15, 2014.

First Interest Payment Date following the Remarketing:	December 15, 2014

Anticipated Ratings:	S&P: A- (stable)

Moody’s: A3 (stable)

Fitch: A- (stable)

Benchmark Treasury:	UST 3.375% due May 15, 2044

Spread to Benchmark Treasury:	T + 145 bps

Benchmark Treasury Price and Yield:	(103-03) 3.212%

Yield to Maturity:	4.662915967%

Ranking:	Senior Unsecured

Redemption:	The Issuer will not have the right to redeem any Second Tranche Series E Debentures before October 8, 2016. On and after October 8, 2016, the Second Tranche Series E Debentures will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a price payable in cash equal to the “Debenture Redemption Price” calculated as described in the preliminary prospectus supplement dated September 30, 2014.

CUSIP / ISIN:	CUSIP: 59156R BL1

ISIN: US59156RBL15

Price to the Public:	101.0888% of the remarketed principal amount (of which 0.1506% of the remarketed principal amount represents accrued and unpaid interest on the Original Second Tranche Series E Debentures for the period from, and including, September 15, 2014 to, but excluding, October 7, 2014)

Remarketing Fee to Remarketing Agents:	0.875%

Remarketing Agents:	Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., UBS Securities LLC, Wells Fargo Securities, LLC, ANZ Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., nabSecurities, LLC, MFR Securities, Inc., Samuel A. Ramirez & Company, Inc., The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

All terms used and not otherwise defined in this term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement dated September 30, 2014.

The Issuer has filed a registration statement, including a prospectus, and preliminary prospectus supplement, with the SEC for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this remarketing. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any Remarketing Agent participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611, by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, by calling Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, by calling Goldman, Sachs & Co. toll free at (866) 471-2526, by calling HSBC Securities (USA) Inc. toll free at (866) 811-8049, by calling UBS Securities LLC toll free at (877) 827-6444, extension 561-3884, or by calling Wells Fargo Securities, LLC toll free at 1-800-326-5897.

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